Exhibit 99.1

February 1, 2022, US; February 2, 2022, Australia
Amcor reports first half results and reaffirms fiscal 2022 outlook
Highlights - Six Months Ended December 31, 2021
•Net sales of $6,927 million, up 12%;
•GAAP Net Income of $427 million, up 3%; GAAP earnings per share (EPS) of 27.9 cents per share, up 5%;
•Adjusted EPS of 35.8 cents per share, up 9% on a comparable constant currency basis;
•Adjusted EBIT of $769 million, up 5% on a comparable constant currency basis;
•Increasing cash returns to shareholders: quarterly dividend of 12.0 cents per share; $600 million of share repurchases expected in fiscal 2022, including an additional $200 million announced today; and
•Full year outlook unchanged: Adjusted EPS growth of 7-11% on a comparable constant currency basis; Adjusted Free Cash Flow of $1.1-$1.2 billion.

Solid first half result and outlook for fiscal 2022 unchanged
Amcor CEO Ron Delia said: "Amcor delivered a solid first half result as our teams continue to successfully navigate a persistently challenging and dynamic operating environment.”
“Across the business we continued to prioritize our customers and our scale and operational agility enabled us to service demand in key segments, driving growth and sales mix improvements. At the same time, we implemented a broad range of actions to recover higher input costs and manage through general inflation. As a result, sales grew 12% and we delivered 9 percent adjusted EPS growth year to date. We remain confident in the outlook for fiscal year 2022, enabling us to reaffirm guidance and increase cash returns to shareholders.”
“While the external environment will continue to evolve, we remain focused on executing our strategy for long-term value creation from the strong foundation established over the last several years. The Amcor investment case has never been stronger and we are increasing investments in premium segments like healthcare and protein, in emerging markets and in our innovation capabilities to drive growth and margin expansion. We also continue to advance our sustainability agenda and recently announced a commitment to achieve net zero greenhouse gas emissions by 2050, raising our own environmental aspirations and supporting our customers as they strive to achieve their own goals.”

Key Financials(1)

			Six Months Ended December 31,
GAAP results			2020 $ million	2021 $ million
Net sales			6,200	6,927
Net income			417	427
EPS (diluted US cents)			26.5	27.9

				Comparable constant currency ∆%
	Six Months Ended December 31,		Reported ∆%
Adjusted non-GAAP results	2020 $ million	2021 $ million
Net sales(2)	6,200	6,927	12	2
EBITDA	948	976	3	4
EBIT	743	769	4	5
Net income	522	548	5	6
EPS (diluted US cents)	33.3	35.8	8	9
Free Cash Flow	276	105	(62)
(1) Adjusted non-GAAP results exclude items which are not considered representative of ongoing operations. Comparable constant currency ∆% excludes the impact of movements in foreign exchange rates and items affecting comparability. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” in this release.
(2) Comparable constant currency ∆% for Net sales excludes an 11% impact from the pass through of raw material costs and a 1% unfavorable impact from items affecting comparability. There was no material currency impact.
Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Shareholder returns
Amcor generates significant annual free cash flow, maintains strong balance sheet metrics and is committed to an investment grade credit rating. This annual free cash flow provides substantial capacity to simultaneously reinvest in the business, pursue acquisitions and regularly repurchase shares while also funding a compelling and growing dividend.
Share repurchases
Amcor repurchased 24.6 million shares (1.6% of outstanding shares) during the six months ended December 31, 2021 for a total cost of $295 million.
In addition to $400 million announced previously, the Company expects to allocate a further $200 million of cash towards share repurchases, bringing the total expected for the 2022 fiscal year to approximately $600 million. The additional $200 million of share repurchases is not expected to benefit EPS growth until fiscal 2023 as there will be no material impact on the weighted average number of shares outstanding in fiscal 2022.
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 12.00 cents per share (compared with 11.75 cents per share in the same quarter last year). The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 16.85 Australian cents per share, which reflects the quarterly dividend of 12.00 cents per share converted at an AUD:USD average exchange rate of 0.7123 over the five trading days ended January 28, 2022.
The ex-dividend date will be February 22, 2022, the record date will be February 23, 2022 and the payment date will be March 15, 2022.

Financial results - Six Months Ended December 31, 2021
Segment information

	Six Months Ended December 31, 2020				Six Months Ended December 31, 2021
Adjusted non-GAAP results	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)
Flexibles	4,850	653	14%		5,347	691	13%
Rigid Packaging	1,352	134	10%		1,580	117	7%
Other	(2)	(45)			—	(39)
Total Amcor	6,200	743	12%	15%	6,927	769	11%	16%
(1) Average funds employed includes shareholders' equity and net debt, calculated using a four quarter average and Last Twelve Months adjusted EBIT.

First half net sales for the Amcor Group increased by 12% on a reported basis, which includes price increases of approximately $650 million (representing 11% growth) related to the pass through of higher raw material costs and an unfavorable impact of 1% related to items affecting comparability.
On a comparable constant currency basis, first half net sales were 2% higher than the same period last year. Overall first half volumes for the Amcor Group were 1% higher than the same period last year and price/mix had a favorable impact on net sales of 1%.
Adjusted EBIT for the first half of $769 million was 5% higher than last year on a comparable constant currency basis.

Flexibles				Comparable constant currency ∆%
	Six Months Ended December 31,		Reported ∆%
Adjusted non-GAAP results	2020 $ million	2021 $ million
Net sales	4,850	5,347	10%	2%
Adjusted EBIT	653	691	6%	7%
Adjusted EBIT / Sales %	13.5	12.9
First half net sales for the Flexibles segment grew 10% on a reported basis, which includes price increases of approximately $480 million (representing 10% growth) related to the pass through of higher raw material costs, an unfavorable impact of 1% related to items affecting comparability and an unfavorable currency impact of less than 1%.
On a comparable constant currency basis, first half net sales were 2% higher than the prior period. Favorable price/mix of approximately 2% reflects a continued focus on Amcor's long-term strategy of managing mix to drive higher growth in priority high value segments. Supply chain disruptions had a dampening effect on growth in some categories and first half volumes were in line with the first half last year, although volumes grew in the second quarter.
In North America, first half volume growth in the low single digit range was mainly driven by strength in the medical, condiments, liquid beverage and confectionary end markets. This was partly offset by lower cheese, coffee and frozen food volumes.
In Europe, the business delivered low single digit volume growth in the December quarter. Through the first half, volumes were marginally lower than the same period last year with growth in pet food, medical, premium coffee and confectionary end markets offset by lower snack food volumes.
Across the Asian emerging markets, the business delivered high single digit volume growth and volumes in Latin America were lower than the prior period with sequential improvement in the December quarter.
Adjusted EBIT for the first half of $691 million was 7% higher than in the prior period on a comparable constant currency basis reflecting growth in priority high value segments and strong cost performance.
Adjusted EBIT margins of 12.9% remained strong despite the time lag between the impact of higher raw material costs and related pricing actions.

Rigid Packaging				Comparable constant currency ∆%
	Six Months Ended December 31,		Reported ∆%
Adjusted non-GAAP results	2020 $ million	2021 $ million
Net sales	1,352	1,580	17%	4%
Adjusted EBIT	134	117	(13)%	(13)%
Adjusted EBIT / Sales %	9.9	7.4
First half net sales for the Rigid Packaging segment grew by 17% on a reported basis, with 13% driven by price increases of approximately $170 million related to the pass through of higher raw material costs.
On a comparable constant currency basis, first half net sales were 4% higher than the prior period. Overall volumes were 3% higher than the prior period and price/mix had a 1% favorable impact on net sales.
In North America, beverage volumes were 3% higher than the prior year. Hot fill container volumes were in line with a strong prior year when volumes grew 19%. Specialty container volumes were lower than the prior year which benefited from strong volumes in the home and personal care category.
In Latin America, volumes grew at double digit rates with higher volumes in Argentina, Mexico and Colombia.
Adjusted EBIT for the first half of $117 million was lower than the prior year, with earnings performance improving towards the end of the period. As expected and highlighted in our first quarter result, the business in North America has been adversely impacted by industry wide supply chain disruptions and shortages of key raw materials. Demand remained elevated in the beverage segment while the business continued to operate at full capacity and with ~~l~~ow levels of inventory resulting in inefficiencies and higher costs. Lower earnings in North America were partly offset by earnings growth in Latin America.
We anticipate a return to earnings growth for the Rigid Packaging segment in the June 2022 half year compared with the June 2021 half year.

Other	Six Months Ended December 31,
Adjusted EBIT	2020 $ million	2021 $ million
AMVIG (equity accounted investment, net of tax)	3	—
Corporate expenses	(48)	(39)
Total Other	(45)	(39)

Net interest and income tax expense
Net interest expense for the six months ended December 31, 2021 was $69 million and was in line with the same period last year. Tax expense for the six months ended December 31, 2021 (excluding amounts related to non-GAAP adjustments) was $147 million and was in line with the same period last year. Adjusted tax expense represents an effective tax rate of 21.0% in the current period (21.5% in the same period last year).
Free Cash Flow
First half adjusted free cash flow was $105 million and compares with $276 million last year. The reduction was mainly driven by the timing impact of higher raw material costs on working capital.
Net debt was $6,043 million at December 31, 2021. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 2.9 times, in line with Amcor's expectations given the seasonality of cash flows.

Fiscal 2022 guidance unchanged
For the twelve month period ending June 30, 2022, the Company continues to expect:
•Adjusted EPS growth of approximately 7% to 11% on a comparable constant currency basis, or approximately 79.0 to 81.0 cents per share on a reported basis assuming current exchange rates prevail through fiscal 2022.
•Adjusted Free Cash Flow of approximately $1.1 to $1.2 billion.
•Approximately $600 million (previously $400 million) of cash to be allocated towards share repurchases in fiscal 2022. The additional $200 million of share repurchases is not expected to benefit EPS growth until fiscal 2023 as there will be no material impact on the weighted average number of shares outstanding in fiscal 2022.

Amcor's guidance contemplates a range of factors which create a higher degree of uncertainty and additional complexity when estimating future financial results. Further information can be found under 'Cautionary Statement Regarding Forward-Looking Statements' in this release.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Tuesday February 1, 2022 at 5:30pm US Eastern Standard Time / Wednesday February 2, 2022 at 9:30am Australian Eastern Daylight Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID 8080870:
•US & Canada – 888 440 4149
•Australia – 1800 953 093
•United Kingdom – 0800 358 0970
•Singapore – +65 3159 5133 (local number)
•Hong Kong – +852 3002 3410 (local number)
From all other countries, the call can be accessed by dialing +1 646 960 0661 (toll).

A replay of the webcast will also be available in the Investors section at www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products and the people who rely on them, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures and services. The Company is focused on making packaging that is increasingly light-weighted, recyclable and reusable, and made using an increasing amount of recycled content. In fiscal 2021, around 46,000 Amcor people generated $13 billion in annual sales from operations that span about 225 locations in 40-plus countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I Facebook I Twitter I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird
Global Head of Investor Relations, Amcor	Vice President Investor Relations, Amcor
+61 3 9226 9028 / +1 2244785790	+61 3 9226 9070
tracey.whitehead@amcor.com	damien.bird@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Daniel Yunger
Citadel-MAGNUS	Head of Global Communications, Amcor	Kekst CNC
+61 448 881 174	+41 78 698 69 40	+1 212 521 4879
jstrong@citadelmagnus.com	ernesto.duran@amcor.com	daniel.yunger@kekstcnc.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,” “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” "commit," “estimate,” “potential,” “outlook,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers or advisors provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: changes in consumer demand patterns and customer requirements; the loss of key customers, a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure by Amcor to expand its business; failure to successfully integrate acquisitions; challenges to or the loss of Amcor’s intellectual property rights; adverse impacts from the ongoing COVID-19 pandemic; challenging future global economic conditions; impact of operating internationally; price fluctuations or shortages in the availability of raw materials and other inputs; disruptions to production, supply and commercial risks; a failure in our information technology systems; an inability to attract and retain key personnel; costs and liabilities related to current and future environmental and health and safety laws and regulations; labor disputes; the possibility that the phase out of the London Interbank Offered Rate ("LIBOR") causes the interest expense to increase; foreign exchange rate risk; an increase in interest rates; a significant increase in indebtedness; failure to hedge effectively against adverse fluctuations in interest rates and foreign exchange rates; significant write-down of goodwill and/or other intangible assets; need to maintain an effective system of internal control over financial reporting; inability of the Company’s insurance policies to provide adequate protections; litigation, including product liability claims; increasing scrutiny and changing expectations with respect to Amcor Environmental, Social and Governance policies resulting in increased costs; changing government regulations in environmental, health and safety matters; changes in tax laws or changes in our geographic mix of earnings; and the Company’s ability to develop and successfully introduce new products; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2021 and any subsequent quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:

•material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to the restructuring plan;
•material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries;
•consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for Amcor’s acquisition of Bemis;
•impairments in goodwill and equity method investments;
•material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, and integration costs;
•material purchase accounting adjustments for inventory;
•amortization of acquired intangible assets from business combination;
•significant property impairments, net of insurance recovery;
•payments or settlements related to legal claims; and
•impacts from hyperinflation accounting.

Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability.  While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to acquired, disposed, or ceased operations.  Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.

Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s board of directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP.  The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, and certain tax related events.  These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from February 22, 2022 to February 23, 2022, inclusive.

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
($ million)	2020	2021	2020	2021
Net sales	3,103	3,507	6,200	6,927
Cost of sales	(2,452)	(2,862)	(4,895)	(5,632)
Gross profit	651	645	1,305	1,295
Selling, general, and administrative expenses	(308)	(303)	(637)	(616)
Research and development expenses	(23)	(23)	(49)	(48)
Restructuring and related expenses, net	(23)	(10)	(46)	(18)
Other income, net	10	13	10	5
Operating income	307	322	583	618
Interest expense, net	(33)	(34)	(70)	(69)
Other non-operating income, net	3	2	6	7
Income before income taxes and equity in income of affiliated companies	277	290	519	556
Income tax expense	(55)	(61)	(116)	(124)
Equity in income of affiliated companies, net of tax	—	—	19	—
Net income	222	229	422	432
Net income attributable to non-controlling interests	(3)	(4)	(5)	(5)
Net income attributable to Amcor plc	219	225	417	427
USD:EUR FX rate	0.8558	0.8748	0.8473	0.8615

Basic earnings per share attributable to Amcor	0.140	0.148	0.267	0.280
Diluted earnings per share attributable to Amcor	0.139	0.148	0.265	0.279
Weighted average number of shares outstanding – Basic	1,560	1,520	1,560	1,524
Weighted average number of shares outstanding - Diluted	1,570	1,524	1,568	1,528

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended December 31,
($ million)	2020	2021
Net income	422	432
Depreciation, amortization and impairment	287	332
Changes in operating assets and liabilities	(253)	(525)
Other non-cash items	(14)	84
Net cash provided by operating activities	442	323
Purchase of property, plant and equipment and other intangible assets	(218)	(255)
Proceeds from sales of property, plant and equipment and other intangible assets	4	6
Proceeds from divestitures	138	—
Net debt proceeds	40	471
Dividends paid	(374)	(368)
Share buy-back/cancellations	(75)	(295)
Share purchases, net of proceeds received	9	(41)
Other, including effects of exchange rate on cash and cash equivalents	46	(65)
Net increase (decrease) in cash and cash equivalents	12	(224)
Cash and cash equivalents at the beginning of the year	743	850
Cash and cash equivalents at the end of the period	755	626

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2021		December 31, 2021
Cash and cash equivalents	850		626
Trade receivables, net	1,864		1,889
Inventories, net	1,991		2,273
Property, plant and equipment, net	3,761		3,695
Goodwill and other intangible assets, net	7,254		7,119
Other assets	1,468		1,536
Total assets	17,188	17,188	17,138
Trade payables	2,574		2,743
Short-term debt and current portion of long-term debt	103		121
Long-term debt, less current portion	6,186		6,548
Accruals and other liabilities	3,504		3,207
Shareholders' equity	4,821		4,519
Total liabilities and shareholders' equity	17,188		17,138

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, and Earnings per share (EPS)

	Six Months Ended December 31, 2020				Six Months Ended December 31, 2021
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	417	417	417	26.5	427	427	427	27.9
Net income attributable to non-controlling interests	5	5			5	5
Tax expense	116	116			124	124
Interest expense, net	70	70			69	69
Depreciation and amortization	287				289
EBITDA, EBIT, Net income and EPS	895	608	417	26.5	914	625	427	27.9
Material restructuring and related costs	39	39	39	2.5	17	17	17	1.1
Net (gain) / loss on disposals(1)	(9)	(9)	(9)	(0.6)	9	9	9	0.6
Material transaction and other costs(2)	13	13	13	0.8	2	2	2	0.1
Impact of hyperinflation	11	11	11	0.7	4	4	4	0.3
Property and other losses, net(3)	—	—	—	—	27	27	27	1.8
Pension settlement	—	—	—	—	3	3	3	0.2
Amortization of acquired intangibles		82	82	5.2		82	82	5.3
Tax effect of above items			(29)	(1.8)			(23)	(1.5)
Adjusted EBITDA, EBIT, Net income and EPS	948	743	522	33.3	976	769	548	35.8
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					3	4	5	8
% items affecting comparability(4)					1	1	1	1
% currency impact					—	—	—	—
% comparable constant currency growth					4	5	6	9
(1) Net (gain)/loss on disposals for the six months ended December 31, 2021 includes an expense of $9 million, triggered by a commitment to sell non-core assets. The six months ended December 31, 2020 includes the gain realized upon the disposal of AMVIG and the loss upon disposal of other non-core businesses not part of material restructuring programs.
(2) Includes costs associated with the Bemis acquisition.
(3) Property and other losses, net includes property and related business losses primarily associated with the destruction of the Company's Durban, South Africa facility during general civil unrest in July 2021 net of insurance recovery deemed probable for incurred losses.
(4) Reflects the impact of disposed and ceased operations.

Reconciliation of adjusted EBIT by reporting segment

	Six Months Ended December 31, 2020				Six Months Ended December 31, 2021
($ million)	Flexibles	Rigid Packaging	Other(1)	Total	Flexibles	Rigid Packaging	Other(1)	Total
Net income attributable to Amcor				417				427
Net income attributable to non-controlling interests				5				5
Tax expense				116				124
Interest expense, net				70				69
EBIT	534	110	(36)	608	559	108	(42)	625
Material restructuring and related costs	27	10	2	39	17	—	—	17
Net (gain) / loss on disposals(2)	6	—	(15)	(9)	9	—	—	9
Material transaction and other costs(3)	7	1	5	13	—	—	2	2
Impact of hyperinflation	—	11	—	11	—	4	—	4
Property and other losses, net(4)	—	—	—	—	27	—	—	27
Pension settlement	—	—	—	—	—	2	1	3
Amortization of acquired intangibles	79	3	—	82	79	3	—	82
Adjusted EBIT	653	134	(45)	743	691	117	(39)	769
Adjusted EBIT / sales %	13.5%	9.9%		12.0%	12.9%	7.4%		11.1%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					6	(13)		4
% items affecting comparability(5)					1	—		1
% currency impact					—	—		—
% comparable constant currency					7	(13)		5
(1) Other includes equity in income of affiliated companies, net of tax and general corporate expenses.
(2) Net (gain)/loss on disposals for the six months ended December 31, 2021 includes an expense of $9 million, triggered by a commitment to sell non-core assets. The six months ended December 31, 2020 includes the gain realized upon the disposal of AMVIG and the loss upon disposal of other non-core businesses not part of material restructuring programs.
(3) Includes costs associated with the Bemis acquisition.
(4) Property and other losses, net includes property and related business losses primarily associated with the destruction of the Company's Durban, South Africa, facility during general civil unrest in July 2021 net of insurance recovery deemed probable for incurred losses.
(5) Reflects the impact of disposed and ceased operations.

Reconciliations of adjusted Free Cash Flow

	Six Months Ended December 31,
($ million)	2020	2021
Net cash provided by operating activities	442	323
Purchase of property, plant, and equipment and other intangible assets	(218)	(255)
Proceeds from sales of property, plant, and equipment and other intangible assets	4	6
Material transaction and integration related costs	48	31
Adjusted Free Cash Flow(1)	276	105
(1) Adjusted Free Cash Flow excludes material transaction and integration related cash costs because these cash flows are not considered to be directly related to ongoing operations.

	Six Months Ended December 31,
($ million)	2020	2021
Adjusted EBITDA	948	976
Interest (paid)/received, net	(65)	(47)
Income tax paid	(168)	(110)
Purchase of property, plant and equipment and other intangible assets	(218)	(255)
Proceeds from sales of property, plant and equipment and other intangible assets	4	6
Movement in working capital	(209)	(440)
Other	(16)	(25)
Adjusted Free Cash Flow(1)	276	105
(1) Adjusted Free Cash Flow excludes material transaction and integration related cash costs because these cash flows are not considered to be directly related to ongoing operations.

Reconciliation of net debt

($ million)	June 30, 2021	December 31, 2021
Cash and cash equivalents	(850)	(626)
Short-term debt	98	115
Current portion of long-term debt	5	6
Long-term debt excluding current portion of long-term debt	6,186	6,548
Net debt	5,439	6,043